AS FILED WITH THE SECURITIES AND EXCHANGE
COMMISSION ON OCTOBER 28, 2003

Registration No. 333-36154

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

POST - EFFECTIVE AMENDMENT NO.1
TO
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Metallica Resources Inc.

(Exact name of registrant as specified in its charter)

Canada	980168700

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12200 E. Briarwood Avenue, Suite 165, Centennial, Colorado	80112

(Address of Principal Executive Offices)	(Zip code)

METALLICA RESOURCES INC.
1996 STOCK OPTION PLAN
AND
1994 STOCK OPTION PLAN

(Full titles of the plans)

Richard J. Hall, President and Chief Executive Officer
Metallica Resources Inc.
c/o Metallica Management Inc.
12200 East Briarwood Avenue, Suite 165
Centennial, Colorado 80112

(Name and address of agent for service)

(303) 796-0229

(Telephone number, including area code, of agent for service)

Copy to:

Alan L. Talesnick, Esq.
Francis B. Barron, Esq.
Patton Boggs LLP
1660 Lincoln Street, Suite 1900
Denver, Colorado 80264
(303) 830-1776

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum	Amount of
Title of securities	Amount to be	offering price	aggregate	registration
to be registered	registered	per unit	offering price	fee

Common Stock that may be issued pursuant to Company’s Stock Option Plans(1)	4,500,000	$.25	$1,125,000 (2)	0	(3)
Additional shares of Common Stock that may be issued pursuant to 1996 Stock Option Plan, as amended	1,573,999	$1.65	$2,597,098	$210	(4)

TOTALS	6,073,999			$210	(4)

(1)	Consists of 2,100,000 shares issued or issuable pursuant to the Company’s 1996 Stock Option Plan and 2,400,000 shares issued or issuable pursuant to the Company’s 1994 Stock Option Plan (as amended). The Company’s initial filing of this Form S-8 covered 4,500,000 shares underlying these Plans. This Post-Effective Amendment is being filed to increase by 1,573,999 shares the number of shares that may be issued pursuant to the 1996 Stock Option Plan as a result of the amendment of that Plan.

(2)	The proposed maximum aggregate offering price for the initial filing was calculated pursuant to Rule 457(c), using the average of the high and low reported sales prices of the Company’s common stock as reported on the OTC Bulletin Board on April 28, 2000, which was within five business days of the date of the initial filing (May 2, 2000) of this registration statement on Form S-8.

(3)	The registration fee of $297 for these securities was previously paid.

(4)	The proposed maximum aggregate offering price for the additional shares issuable pursuant to the 1996 Stock Option Plan, as amended, was calculated pursuant to Rule 457(c), using the average of the high and low reported sales prices of the Company’s common stock as reported by the OTC Bulletin Board on October 23, 2003, which is within five business days of the date of the filing of this Post-Effective Amendment to Form S-8 on October 28, 2003. In accordance with General Instruction E to Form S-8, the Registration Fee is calculated only with respect to the additional securities (1,573,999 additional shares issuable upon the exercise of stock options under the 1996 Stock Option Plan, as amended) included in this post-effective amendment Registration Statement on Form S-8.

PROSPECTUS SUMMARY
RISK FACTORS
THE COMPANY
SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
SECURITIES AND EXCHANGE COMMISSION POSITION ON CERTAIN INDEMNIFICATION
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS AND CAUTIONARY STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
SIGNATURES
Exhibit Index
EX-4.1 1996 Stock Option Plan, as amended
EX-5.1 Opinion/Consent of Beach, Hepburn, LLP
EX-23.2 Consent of Patton Boggs LLP
EX-23.3 Consent of PricewaterhouseCoopers LLP

THE PLANS

     This Registration Statement relates to an aggregate of 6,073,999 shares of common stock issuable upon the exercise of stock options that have been granted or may be granted to our key employees and our subsidiaries’ key employees and others pursuant to our 1994 Stock Option Plan (the “1994 Plan”) and pursuant to our 1996 Stock Option Plan (the “1996 Plan”). The 1994 Plan was approved by our Board Of Directors on August 18, 1994, by our shareholders on September 29, 1994 and amended by the directors on July 21, 1995. The 1996 Plan initially was approved by our Board Of Directors on May 9, 1997 and by our shareholders at the 1997 Annual Meeting Of Shareholders on June 24, 1997. An amendment to the 1996 Plan increasing the number of shares underlying options that may be granted pursuant to the 1996 Plan was approved by our Board of Directors on April 29, 2003 and by our shareholders on June 3, 2003.

     Pursuant to the 1994 Plan, an aggregate of 2,400,000 shares of common stock may be granted to employees, directors, officers and consultants, subject to the Board’s full and final authority to determine these persons. Pursuant to the 1996 Plan, the maximum number of shares of common stock which may be granted to service providers, including employees, insiders and consultants, as defined in the 1996 Plan, subject to the Board’s full and final authority to determine these persons, is equal to the number by which 5,134,000 exceeds the number of shares issued after April 29, 2003 pursuant to the 1994 Plan.

THIS REGISTRATION STATEMENT

     This registration statement relates to two separate prospectuses.

     Items 1 and 2 of this Part I, and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Form S-8, constitute the first prospectus relating to offers to our employees, consultants and others of up to 6,073,999 shares of common stock that may be issued pursuant to our 1996 Plan and pursuant to our 1994 Plan. Pursuant to the requirements of Form S-8 and Rule 428, we will deliver or cause to be delivered to plan participants any required information as specified by Rule 428(b)(1). The second prospectus, referred to as the reoffer prospectus, relates to the reoffer or resale of any shares which are deemed to be control securities or restricted securities under the Securities Act of 1933.

     Neither the 1996 Plan nor the 1994 Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974. Participants in either plan may obtain additional information regarding the plans by calling us at (303) 796-0229 or writing to us at Metallica Resources Inc., c/o Metallica Management Inc., Attention: Bradley J. Blacketor, Chief Financial Officer, 12200 E. Briarwood Avenue, Suite 165, Centennial, Colorado 80112.

REOFFER PROSPECTUS

METALLICA RESOURCES INC.
6,073,999 Shares Of Common Stock

     This prospectus relates to the transfer of up to 6,073,999 shares of common stock of Metallica Resources Inc. by the selling stockholders identified in this prospectus who may receive common stock pursuant to the plans described in this prospectus. The shares have been, or will be, acquired by the selling stockholders upon the exercise of options granted under our 1996 Stock Option Plan and 1994 Stock Option Plan.

     The selling stockholders may sell their shares at market prices prevailing at the time of transfer, prices related to the prevailing market prices, or negotiated prices. Brokerage fees or commissions may be paid by the selling stockholders in connection with sales of shares.

     We will not receive any of the proceeds from the sale of the shares by the selling stockholders. However, we will receive proceeds from the exercise, if any, of options that have been or may be granted pursuant to the plans.

     Our common stock is quoted on the OTC Bulletin Board under the symbol “METL F.” On October 24, 2003, the closing price of the common stock was $1.80 per share.

     Investing in our shares involves certain risks. See the “Risk Factors” section beginning on page 4.

     Neither the Securities And Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 28, 2003

PROSPECTUS SUMMARY	1
RISK FACTORS	2
THE COMPANY	4
SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION	5
LEGAL MATTERS	8
EXPERTS	8
SECURITIES AND EXCHANGE COMMISSION POSITION ON CERTAIN INDEMNIFICATION	8
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS AND CAUTIONARY STATEMENTS	8
WHERE YOU CAN FIND MORE INFORMATION	9
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	9

PROSPECTUS SUMMARY

     The following summary highlights information contained in this prospectus. You should read this entire prospectus carefully, including the “Risk Factors” section and our periodic reports filed with the SEC that are incorporated by reference into this prospectus, prior to investing in the common stock.

The Company	We acquire, explore and evaluate mineral properties and either develop these properties or dispose of them when the evaluation is completed. Potential prospects are examined on our behalf by independent consultants. Through our subsidiaries, we are presently engaged in the business of exploring precious and base metals principally in Mexico and Chile. We are also evaluating properties for potential acquisition in the United States and other Latin America countries.

The Offering	The selling stockholders may use this prospectus to sell a total of 6,073,999 shares of common stock. The shares have been or will be acquired by the selling stockholders pursuant to our 1996 Stock Option Plan and 1994 Stock Option Plan.

We will not receive any proceeds from sales of common stock as described in this prospectus. However, we will receive proceeds from the exercise, if any, of options to purchase shares of common stock, which options have been or may be issued pursuant to the Plans.

Company Offices	Our offices are located at, c/o Metallica Management Inc., 12200 E. Briarwood Avenue, Suite 165, Centennial, Colorado 80112, telephone number (303) 796-0229.

RISK FACTORS

     Prospective investors should carefully consider the following factors that affect us, together with the other information contained in or incorporated by reference into this prospectus.

We have a limited operating history.

     We have a limited operating history since we started in the mineral exploration and development business in 1994. We had net losses of $2,412,533, $7,599,464, $3,826,026, and $1,320,321 for the fiscal years ended December 31, 1999, 2000, 2001 and 2002, respectively. There is no assurance that our future operations will be profitable.

We depend on key employees and our business may suffer if we lose either of these employees.

     We are highly dependent on the services of Richard J. Hall, our President and Chief Executive Officer, Fred H. Lightner, our Chief Operating Officer and Senior Vice President, and Bradley J. Blacketor, our Vice President, Chief Financial Officer and Secretary. The loss of Mr. Hall, Mr. Lightner, or Mr. Blacketor, could hurt our business. We do not carry “key man” life insurance on any of these executive officers, and there is no guarantee that we could replace any of them at an affordable compensation level.

We depend on the availability of skilled labor which is difficult to attract and retain.

     Our future success will depend to a significant extent upon our ability to attract, train and retain skilled technical, management and consulting personnel. Competition for skilled personnel is intense, and if we fail to attract or retain such personnel our business could suffer.

Many of our competitors have more resources than we do.

     Our business is in significant and increasing competition for the limited number of mineral acquisition opportunities available in North and South America. Many of our competitors include large, established mining companies with substantial capabilities and greater financial and technical resources than we do. As a result, we may not be able to acquire potential mineral properties on the terms that we consider acceptable.

The mining business is speculative in nature.

     Exploration for minerals is a speculative business involving a high degree of risk. Few properties that are explored are ultimately developed into producing mines. We cannot predict that our expenditures on mineral properties will result in discoveries of commercial quantities of ore.

We need additional funding to sustain our operations.

     We anticipate that we will need additional funding for our exploration and development activities. Failure to obtain such financing will result in the delay or indefinite postponement of development work on our existing properties as well as the possible loss of properties. The availability of a reliable source of revenue to sustain our operations is beyond our control.

Domestic and foreign governments regulation could hurt our business.

     Our mining operations and exploration activities are subject to various federal, state, provincial and local laws and regulations. These laws relate to, among others, prospecting, development, mining, production, importing and exporting minerals; taxes; labor standards; occupations health; waste disposal; protection of the environment; mine safety; and toxic substances. We are generally required to obtain licenses and permits to conduct mining operations. The application process for such permits can take from six to eighteen months, depending upon the backlog of application process and other conditions affecting the regulatory agencies in Mexico and other South American countries. We do not expect the costs of application to be material. However, there is no guarantee that new laws or regulations, particularly environmental legislation, will not affect our operations or that appropriate regulatory approval or permits will be granted. In addition, under certain circumstances, we may be required to close an operation until a particular problem is remedied or to undertake other remedial actions.

Environmental-related liabilities could have a substantial affect on our financial position.

     Hazards such as environmental exposures, industrial accidents, labor disruptions and unusual or unexpected formations and other conditions could result in damage to or destruction of mineral properties or producing facilities. We may become subject to liability for environmental pollution or hazards that we cannot or choose not to insure due to high premium costs or other reasons. We do not currently carry any liability insurance relating to these types of risks. Payment of these liabilities could have a substantial adverse effect in our financial position.

Conflicts of interest.

     Some of our directors and officers are associated with other companies which acquire interests in mineral properties. Denis M. Marsh, a director of the Company, is the Senior Vice President of Beutel, Goodman & Company Ltd. J. Alan Spence, also a director of the Company, is the President of Spence Resource Management Inc., a mineral resource consulting firm. Ian A. Shaw, a director of the Company, is an independent financial consultant to the mining industry. Oliver Lennox-King, a director of the Company, is Chairman of Southern Cross Resources Inc., a uranium mining company. These associations may in the future give rise to conflicts of interest from time to time. However, our directors are obligated to act in good faith in making decisions with regard to our activities.

Our common stock is subject to penny stock regulation.

     The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks.” Generally, penny stocks are equity securities with a price of less than $5.00 (other than securities registered on national securities exchanges or quoted on the NASDAQ system). If our shares begin trading on the American Stock Exchange pursuant to our application for listing, these rules will no longer apply. When our shares are traded for less than $5 per share, as they currently are, the shares will be subject to the Commission’s penny stock rules unless (1) our net tangible assets exceed $5,000,000 during our first three years of continuous operations or $2,000,000 after our first three years of continuous operations; or (2) we have had average revenue of at least $6,000,000 for the last three years. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prescribed by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. As long as the common stock is subject to the penny stock rules, stockholders may find it difficult to sell their common stock.

There may be no market for the common stock, and stock prices have been volatile.

     There may be no ready market for the common stock and an investor cannot expect to liquidate his or her investment regardless of the necessity of doing so. Investors should recognize the illiquidity of an investment in the common stock. Also, there has been an extremely limited public market for the common stock, and there is no assurance that the market will be sustained or will expand.

     The price of the common stock is highly volatile. Due to the low price of the common stock, many brokerage firms may not deal with the common stock because it may not be economical for them to do so. This could have an adverse effect on developing and sustaining the market for the common stock. In addition, there is no assurance that an investor will be in a position to borrow funds using the common stock as collateral.

     For the foreseeable future, trading in the common stock, if any, will occur in the over-the-counter market and the common stock will be quoted on the OTC Bulletin Board. The closing price for the common stock on October 24, 2003 was $1.80. Our common stock was listed on the NASDAQ SmallCap stock market from 1996 to 1999. On September 10, 2003, we submitted a listing application for our common shares with the American Stock Exchange. We anticipate that our stock will commence trading on the American Stock Exchange by early November 2003. Holders of the common stock may be unable to sell their common stock when they wish to do so, if at all. In addition, the free transferability of the common stock will depend on the securities laws of the various states in which it is proposed the common stock be traded.

THE COMPANY

     We acquire, explore and evaluate mineral properties and either develop these properties or dispose of them when the evaluation is completed. Potential prospects are examined both internally and on our behalf by independent consultants. In most instances in which a decision is made to acquire a property, we conduct preliminary exploration activities and subcontractors carry out, under our supervision, more specialized aspects of our exploration program, such as drilling.

     Since our reorganization in 1994, we have been involved in exploration projects in various Latin American countries. Currently, through our subsidiaries, we have exploration projects in Chile and Brazil, and a gold and silver mine development project in Mexico. In the past three fiscal years, the Company has had four principal exploration projects that have required capital expenditures by the Company totaling $1.1 million (Cerro San Pedro, Mexico - $0.1 million; El Morro, Chile - $0.1 million; MIMK, Chile - $0.6 million and Mara Rosa, Brazil - $0.3 million). The majority of capital expenditures made over the past three fiscal years on the Company’s Cerro San Pedro and El Morro projects have been incurred by the Company’s joint venture partners pursuant to earn-in requirements. At December 31, 2001, the Company wrote-off its $2.9 million investment in the Mara Rosa project.

Current And Planned Capital Expenditures/Divestitures

     Pursuant to an exploration agreement, Noranda Inc. is obligated to fund all exploration costs on the El Morro project through September 14, 2005 until it either makes a $10 million payment to the

Company, that is due on or before September 14, 2005, or forfeits its option to earn a 70% interest in the project. The exploration agreement with Noranda provides that it must spend $10 million on exploration and development expenditures, in addition to other requirements, in order to earn a 70% interest in the El Morro project. As of December 31, 2002, Noranda had informed the Company that it had met its required $10 million expenditure on exploration and project development as required under the exploration agreement. Noranda continues to be obligated to maintain the El Morro project in good standing and fund all holding and exploration costs until it makes the $10 million payment to the Company or forfeits its option. Noranda has informed the Company that it intends to spend approximately $1.0 million on the El Morro project in 2003. The Company has not budgeted any significant capital expenditures for the El Morro project in 2003. In the event that Noranda elects to terminate its option to earn a 70% interest in the El Morro project, the Company will then be required to fund any future exploration costs associated with the project.

     On February 12, 2003, the Company acquired its joint venture partner’s 50% interest in the Cerro San Pedro project for $18 million, of which $7 million has been paid to date. The remaining payments are due as follows: $6 million on February 12, 2004, $2.5 million upon commencement of commercial production and $2.5 million one year after commencement of commercial production. The Company now owns 100% of the Cerro San Pedro project and is responsible for 100% of future development costs. The Company’s initial project development budget for the Cerro San Pedro project for 2003 is $2.2 million. In September 2003, the Company received an updated Feasibility Study capital cost estimate for the project of $28.2 million. The Company intends to raise an estimated $40 million in late 2003 through a combination of equity and debt financing in order to fulfill its Cerro San Pedro acquisition obligation, construct the mine and provide the Company with an adequate level of working capital. Subject to the Company’s ability to secure such financing by the end of 2003, approximately $28 million of capital expenditures will be spent on the Cerro San Pedro project in 2004 during the project’s nine to twelve month construction period.

     The Company has budgeted $0.3 million for exploration expenditures on its MIMK project for 2003.

     Our main corporate office is located at Metallica Resources Inc., c/o Metallica Management Inc., 12200 East Briarwood Avenue, Suite 165, Centennial, Colorado 80112. Our telephone number is (303) 796-0229 and our fax number is (303) 796-0265. We also have offices in Canada, located at 36 Toronto Street, Suite 1000, Toronto, Ontario M5C 2C5.

SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

     We are registering the transfer, on behalf of the selling stockholders, of up to 6,073,999 shares of common stock. These shares may be issued by the selling stockholders when they exercise their options to purchase common stock, which options have been or may be granted pursuant to the 1996 Plan or pursuant to the 1994 Plan.

     The selling stockholders may transfer the common stock at those prices that they are able to obtain in the market or as otherwise negotiated. In addition, the selling stockholders may transfer the shares in exchange for consideration other than cash, or for no consideration, as determined by the selling stockholders in their sole discretion. This prospectus may be used by the selling stockholders to transfer shares of the common stock to affiliates of the selling stockholders. Additionally, agents, brokers or dealers or other lenders may acquire shares or interests in shares as a pledgee and may, from time to time, effect distributions of the shares or interests in that capacity. We will receive no proceeds from the sale of common stock by the selling stockholders.

     It is anticipated that the selling stockholders will offer the shares in direct sales to private persons and in open market transactions. The selling stockholders may offer the shares to or through registered broker-dealers who will be paid standard commissions or discounts by the selling stockholders. The selling stockholders informed us that they do not have any arrangements or agreements with any underwriters or broker/dealers to sell the shares, and intend to contact various broker/dealers to identify prospective purchasers. Additionally, agents, brokers or dealers may acquire shares or interests in shares as a pledge and may, from time to time, effect distributions of the shares or interests in such capacity.

     The following table sets forth the name and position of each prospective selling stockholder who is a director or executive officer of our Company; the number of shares of common stock owned as of the date of this prospectus, including shares which may be acquired pursuant to the exercise of outstanding options; and the number of shares and the percentage of all outstanding shares owned assuming the sale of all the shares covered by this prospectus.

		Number of		Number Of	After Offering
		Shares Owned		Shares
		Prior To		Covered By	Number
Name	Position	Offering(1)		Prospectus(2)	Of Shares	Percent

Bradley J. Blacketor	Vice President, Chief Financial Officer and Secretary	248,606	(3)	242,500	6,106	*
Richard J. Hall	Chief Executive Officer; President; and Director	992,480	(4)	575,000	417,480	2.3%
Oliver Lennox-King	Director	178,500	(5)	128,500	50,000	*
Fred H. Lightner	Chief Operating Officer; Senior Vice President; and Director	691,285	(6)	547,500	143,785	1.6%
Denis M. Marsh	Director	204,750	(7)	154,750	50,000	*
Craig J. Nelsen	Chairman Of The Board	853,500	(8)	403,500	450,000	2.0%
Ian A. Shaw	Director	123,750	(9)	103,750	20,000	*
J. Alan Spence	Director	154,750	(10)	124,750	30,000	*

*	Less than one percent.

(1)	“Beneficial ownership” is defined in the regulations promulgated by the U.S. Securities and Exchange Commission as having or sharing, directly or indirectly (i) voting power, which includes the power to vote or to direct the voting, or (ii) investment power, which includes the power to dispose or to direct the disposition, of shares of the common stock of an issuer. The definition of beneficial ownership includes shares underlying options or warrants to purchase common stock, or other securities convertible into common stock, that currently are exercisable or convertible or that will become exercisable or convertible within 60 days. Unless otherwise indicated, the beneficial owner has sole voting and investment power.

The exercise prices of options described in these footnotes that are beneficially owned by persons named in this table are expressed in Canadian Dollars (Can$).

(2)	Consists of all shares that have been or may be acquired upon exercise of options issued under the 1996 Plan or the 1994 Plan, including options that are not currently exercisable.

(3)	Includes 30,000 shares underlying options granted under the 1996 Plan for Can$0.45 per share that expire on May 18, 2005; 87,500 shares underlying options granted under the 1994 Plan for Can$1.39 per share that expire on January 10, 2007 of which 58,333 vested to date and the remaining 29,167 vest on January 10, 2004; and 125,000 shares underlying options granted under the 1996 Plan for Can$1.32 per share that expire on March 12, 2008, of which 41,667 shares vested to date and 41,667 shares vest on March 12, 2004 and 41,666 shares vest on March 12, 2005. The table also includes Mr. Blacketor’s ownership of 6,106 shares of common stock.

(4)	Includes 300,000 shares underlying outstanding options granted under the 1996 Plan for Can$0.70 per share that expire on November 8, 2004; 75,000 shares underlying outstanding options granted under the 1994 Plan for Can$0.83 per share that expire on June 7, 2006; 200,000 shares underlying options granted under the 1996 Plan for Can$1.32 per share that expire on March 12, 2008 of which 66,667 shares vested to date, 66,667 shares vest on March 12, 2004 and 66,666 shares vest on March 12, 2005. The table also includes Mr. Hall’s ownership of 417,480 shares of common stock.

(5)	Includes 25,000 shares underlying options granted under the 1996 Plan for Can$1.11 that expire on March 16, 2004; 21,000 shares underlying options granted under the 1996 Plan for Can$0.45 per share that expire on May 18, 2005; 20,000 shares underlying options granted under the 1994 Plan for Can$0.83 per share that expire on June 7, 2006; 25,000 shares underlying options granted under the 1996 Plan for Can$1.32 per share that expire on March 12, 2008 of which 8,333 shares vested to date and 8,333 shares vest on March 12, 2004 and 8,334 shares vest on March 12, 2005; and 37,500 shares underlying options granted under the 1996 Plan for Can$1.20 per share that expire on June 3, 2008 of which 12,500 shares vested to date and 12,500 shares vest on June 3, 2004 and 12,500 shares vest on June 3, 2005. The table also includes Mr. Lennox-King’s ownership of 50,000 shares of common stock.

(6)	Includes 100,000 shares underlying outstanding options granted under the 1996 Plan for Can$1.11 per share that expire on March 16, 2004; 297,500 shares underlying options granted under the 1994 Plan for Can$0.83 per share that expire on June 7, 2006; and 150,000 shares underlying options under the 1996 Plan for Can$1.32 per share that expire on March 12, 2008 of which 50,000 shares vested to date and 50,000 shares vest on March 12, 2004 and 50,000 shares vest on March 12, 2005. The table also includes Mr. Lightner’s ownership of 143,785 shares of common stock.

(7)	Includes 30,000 shares underlying outstanding options granted under the 1994 Plan for Can$.50 that expire on January 14, 2004; 25,000 shares underlying outstanding options granted under the 1996 Plan for Can$1.11 per share that expire on March 16, 2004; 21,000 shares underlying outstanding options granted under the 1996 Plan for Can$0.45 that expire on May 18, 2005; 25,000 shares underlying options granted under the 1994 Plan for $2.87 per share that expire September 20, 2005; 28,750 shares underlying options granted under the 1994 Plan for Can$0.83 that expire on June 7, 2006; and 25,000 shares underlying options granted under the 1996 Plan for Can$1.32 per share that expire on March 12, 2008 of which 8,333 shares vested to date and 8,333 shares vest on March 12, 2004 and 8,334 vest on March 12, 2005. The table also includes Mr. Marsh’s ownership of 50,000 shares of common stock.

(8)	Includes 100,000 shares underlying outstanding options granted under the 1994 Plan for Can$.85 per share that expire on April 20, 2005; 25,000 shares underlying outstanding options granted under the 1996 Plan for Can$1.11 per share that expire on March 16, 2004; 21,000 shares underlying outstanding options granted under the 1996 Plan for Can$0.45 per share that expire on May 18, 2005; 25,000 shares underlying options granted under the 1994 Plan for $2.87 per share that expire September 20, 2005; 207,500 shares underlying options granted under the 1994 Plan for Can$0.83 per share that expire on June 7, 2006; 25,000 shares underlying options granted under the 1996 Plan for Can$1.32 per share that expire on March 12,

2008 of which 8,333 shares vested to date and 8,333 shares vest on March 12, 2004 and 8,334 shares vest on March 12, 2005. The table also includes Mr. Nelsen’s ownership of 450,000 shares of common stock.

(9)	Includes 25,000 shares underlying outstanding options granted under the 1996 Plan for Can$1.11 per share that expire on March 16, 2004; 25,000 shares underlying options granted under the 1994 Plan for $2.87 per share that expire September 20, 2005; 28,750 shares underlying outstanding options granted under the 1994 Plan for Can$0.83 per share that expire on June 7, 2006; and 25,000 shares underlying outstanding options granted under the 1996 Plan for Can$1.32 per share that expire on March 12, 2008 of which 8,333 shares vested to date and 8,333 shares vest on March 12, 2004 and 8,334 shares vest on March 12, 2005. The table also includes Mr. Shaw’s ownership of 20,000 shares of common stock.

(10)	Includes 25,000 shares underlying outstanding options granted under the 1996 Plan for Can$1.11 per share that expire on March 16, 2004; 21,000 shares underlying outstanding options granted under the 1996 Plan for Can$0.45 per share that expire on May 18, 2005; 25,000 shares underlying options granted under the 1994 Plan for $2.87 per share that expire September 20, 2005; 28,750 shares underlying outstanding options granted under the 1994 Plan for Can$0.83 per share that expire on June 7, 2006; and 25,000 shares underlying options granted under the 1996 Plan for Can$1.32 per share that expire on March 12, 2008 of which 8,333 shares vested to date and 8,333 shares vest on March 12, 2004 and 8,334 shares vest on March 12, 2005. The table also includes Mr. Spence’s ownership of 30,000 shares of common stock.

LEGAL MATTERS

     Patton Boggs LLP, Denver, Colorado, has acted as our counsel in connection with the application of U.S. securities laws to this offering. Beach, Hepburn, LLP Toronto, Ontario, has acted as our counsel in connection with the validity of shares that may be offered by this prospectus.

EXPERTS

     We have incorporated by reference our audited financial statements of Metallica Resources Inc. appearing on Amendment No. 1 to Form 20-F filed with the SEC on May 20, 2003 along with the PricewaterhouseCoopers LLP audit report on these financial statements. PricewaterhouseCoopers LLP, independent accountants, issued the report as experts in auditing and accounting.

SECURITIES AND EXCHANGE COMMISSION
POSITION ON CERTAIN INDEMNIFICATION

     Pursuant to Canadian corporate law, our Board Of Directors has the power to indemnify officers and directors, present and former, for all costs, charges, and expenses incurred by them in connection with any proceeding they are involved in by reason of their being or having been an officer or director. The person being indemnified must have acted in good faith and in a manner he or she reasonably believed to be in our best interests. Our Bylaws grant this indemnification to our officers and directors.

     To the extent that indemnification for liability arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
AND CAUTIONARY STATEMENTS

     This prospectus includes “forward-looking statements.” All statements other than statements of historical fact included in this prospectus, including without limitation the statements under “Prospectus Summary” and “Risk Factors,” regarding our financial position, business strategy, plans and objectives for future operations and capital expenditures, are forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements and the assumptions upon which the forward-looking statements are based are reasonable, we can give no assurance that the expectations will prove to have been correct.

     Additional statements concerning important factors that could cause actual results to differ materially from our expectations (“Cautionary Statements”) are disclosed in the “Risk Factors” section and elsewhere in this prospectus. All written and oral forward-looking statements attributable to us or persons acting on our behalf subsequent to the date of this prospectus are expressly qualified in their entirety by the Cautionary Statements.

WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement on Form S-8 we filed with the SEC under the Securities Act. This prospectus does not contain all the information included in the registration statement and exhibits to the registration statement. Statements included in this prospectus concerning the content of any contract or other document referred to are not necessarily complete. For further information, please review the registration statement and to the exhibits and schedules filed with the registration statement. In each instance where a statement contained in this prospectus regards the contents of any contract or other document filed as an exhibit to the registration statement, you should review the copy of that contract or other document filed as an exhibit to the registration statement for complete information. Those statements are qualified in all respects by this reference.

     Copies of this registration statement and the exhibits and schedules filed with the registration statement can be inspected and copied at the following Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549.

     The registration statement, along with exhibits and schedules to the registration statement, also is available at the SEC’s world wide web site at http:/www.sec.gov. The SEC’s world wide web site contains reports, proxy and information statements, and other information regarding issues that file electronically with the SEC. Information about the operation of the SEC’s public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to “incorporate by reference” the information we file with them, which means: incorporated documents are considered part of this prospectus; we can disclose important information to you by referring to those documents; and information we file with the SEC will automatically update and supersede this incorporated information.

     We incorporate by reference the documents listed below, which were filed with the SEC under the Exchange Act:

•	Our Annual Report on Amendment No. 1 to Form 20-F for the fiscal year ended December 31, 2002, which was filed with the SEC on May 20, 2003;

•	Any reports filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering made under this prospectus.

     We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon request, a copy of any or all of the documents referred to above that have been or may be incorporated in this prospectus by reference. Requests for such copies should be directed to Metallica Resources Inc., c/o Metallica Management Inc., Attention: Bradley J. Blacketor, 12200 East Briarwood Avenue, Suite 165, Centennial, Colorado 80112, (303) 796-0229.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation Of Documents By Reference.

     The documents listed in (a) and (b) below are incorporated by reference in the registration statement. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of the filing of such documents.

(a)	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2002, which was filed with the SEC on May 20, 2003;

(b)	Any reports filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering made under this prospectus.

Item 4. Description Of Securities.

     Not applicable.

Item 5. Interest Of Named Experts And Counsel.

     Not applicable.

Item 6. Indemnification Of Officers And Directors.

     The provisions of the Canada Business Corporations Act provide for the indemnification of the directors and officers of the Company. These provisions generally permit indemnification of directors and officers against costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, of any civil, criminal or administrative action or proceeding that any such person may incur by reason of serving in such positions if the person acted in honestly and in good faith with a view to the best interest of the corporation, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, if the person had reasonable grounds for believing that his or her conduct was lawful.

     Section 5.2 of the Company’s Bylaws provides that the Company shall, to the fullest extent permitted by the provisions of Section 124 of the Canada Business Corporations Act, indemnify all of its officers and directors for any liability and all costs, charges and expenses that any such persons may sustain or incur in respect of any action, suit or proceeding that is proposed or commenced against any or all of them for or on account of any act or omission alleged to have been committed while acting within the scope of their duties as officers or directors of the Company.

Item 7. Exemption From Registration Claimed.

     Not Applicable.

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Item 8. Exhibits.

4.1	1996 Stock Option Plan, as amended.

4.2	1994 Stock Option Plan.*

4.3	Form of Stock Option Agreement.*

5.1	Opinion of Beach, Hepburn, LLP regarding legality.

23.1	Consent of Beach, Hepburn, LLP (included in Exhibit 5.1).

23.2	Consent of Patton Boggs LLP.

23.3	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included in Part II of this registration statement under the caption “Signature”).*

*	Previously filed

Item 9. Undertakings.

(a)     The undersigned Company hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act and are incorporated by reference to the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies and verifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Centennial, State of Colorado, on the 15th day of October, 2003.

METALLICA RESOURCES INC.

By:	/s/ Richard J. Hall

Richard J. Hall
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Richard J. Hall	Chief Executive Officer	October 15, 2003
(Principal Executive Officer);
Richard J. Hall	President; and Director

/s/ Fred H. Lightner	Chief Operating Officer;	October 15, 2003
Senior Vice President; and
Fred H. Lightner	Director

/s/ Bradley J. Blacketor	Chief Financial Officer; Vice President and	October 15, 2003
Secretary (Principal Financial
Bradley J. Blacketor	Officer and Principal Accounting Officer)

/s/ Craig J. Nelsen	Chairman of The Board; Director	October 2, 2003
Craig J. Nelsen

/s/ Oliver Lennox King	Director	October 6, 2003

Oliver Lennox-King

/s/ Denis M. Marsh	Director	October 9, 2003

Denis M. Marsh

/s/ Ian A. Shaw	Director	October 14, 2003

Ian A. Shaw

/s/ J. Alan Spence	Director	October 2, 2003

J. Alan Spence

Exhibit Index

4.1	1996 Stock Option Plan, as amended.

4.2	1994 Stock Option Plan.*

4.3	Form of Stock Option Agreement.*

5.1	Opinion of Beach, Hepburn, LLP regarding legality.

23.1	Consent of Beach, Hepburn, LLP (included in Exhibit 5.1).

23.2	Consent of Patton Boggs LLP.

23.3	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included in Part II of this registration statement under the caption “Signature”).*

*	Previously filed